August 29, 2017

Resource Real Estate Diversified Income Fund
1845 Walnut Street, 18th Floor
Philadelphia, PA  19103

Dear Sir/Madam:

This letter is in response to your request for our opinion in connection with the filing of Amendment No. 16 to the Registration Statement on Form N-2, File No. 811-22749 (the "Registration Statement"), of Resource Real Estate Diversified Income Fund (the “Fund”).

We have examined a copy of the Fund's Agreement and Declaration of Fund, the Fund's By-laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Amendment No. 16 is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 16 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/: Thompson Hine
Thompson Hine LLP

MVW/BS